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                                                                    EXHIBIT 23.3



INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Healtheon Corporation on Form S-8 of our report dated June 20, 1997 (September 26, 1998 as to Note 1-Net Loss per Common Share, paragraph 2 and Note 2-Acquisition of EDI Services, Inc., paragraph 4) related to the consolidated financial statements of ActaMed Corporation and subsidiary as of and for the two year period ended December 31, 1996 (the consolidated financial statements for 1996 were not separately presented therein) appearing in the Prospectus of Healtheon Corporation dated February 10, 1999 included in Amendment No. 2 to Registration Statement No. 333-70553.


/s/ DELOITTE & TOUCHE LLP
-------------------------
Atlanta, Georgia
August 3, 1999